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                                                                 Exhibit 10.5

[LOGO] NBA PROPERTIES, INC.

Spalding & Evenflo Companies, Inc.
425 Meadow Street
Chicopee, MA 01021

Ladies and Gentlemen:

This letter will confirm our agreement with respect to international basketball league adoptions (i.e., payments to international basketball leagues in return for league use of the Spalding/NBA official game basketball as the official basketball of that league).

Reference is made to the agreement (the "Agreement") dated February 1, 1992 between NBA Properties, Inc. ("NBAP") and Spalding & Evenflo Companies, Inc. ("Spalding"). All capitalized terms used in this agreement and not defined herein shall have the meanings ascribed to them in the Agreement.

We have agreed as follows:

1. For each Contract Year remaining during the term that Spalding increases its sales of Licensed Products outside of the United States by no less than [*] over the prior Contract Year, Spalding may direct up to [*] from any subsequent international advertising and promotion dollars that would otherwise accrue to NBAP pursuant to Paragraph 7(c) toward the funding of international basketball league adoptions; provided that NBAP shall have the right to approve, prior to adoption, the leagues Spalding proposes to adopt under this agreement.

2. Spalding shall deliver to NBAP a full and detailed accounting of all payments made to any international basketball league pursuant to this agreement. In addition, Spalding shall use its best efforts to measure the impact of such international basketball league adoptions and share such information with NBAP.

   [*] Denotes redaction. Redacted language has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933.

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3. All other terms and conditions of the Agreement shall remain in full force and effect.

AGREED TO AND ACCEPTED:                  AGREED TO AND ACCEPTED:

SPALDING & EVENFLO COMPANIES, INC.       NBA PROPERTIES, INC.




By: /s/ Gary L. Gasperack                By:  /s/ Rick Welts
    -------------------------------          ---------------------------------
    Name:   Gary L. Gasperack                 Rick Welts, President
    Title:  Director of International
              Operations



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   This Agreement made and entered into this 1st day of February, 1992, by and between NBA Properties, Inc. ("NBAP"), having its principal office at 645 Fifth Avenue, New York, New York 10022, and Spalding & Evenflo Companies, Inc. on behalf of its Spalding Sports Worldwide division ("SPALDING"), having its principal office at 425 Meadow Street, Chicopee, Massachusetts 01021-1200, witnesseth:

   WHEREAS, NBAP has the exclusive right to license for commercial purposes, the use of the names, logos, symbols, emblems, designs, uniforms and identifications ("Marks") of the National Basketball Association ("NBA") and the Member Teams thereof (collectively, the "Licensed Marks") on merchandise and products and has the right to grant the licenses and rights hereunder;

   WHEREAS, SPALDING is engaged in the business of manufacturing and selling, among other products, basketballs and sports equipment; and

   WHEREAS, SPALDING desires to use certain of the Licensed Marks in connection with the manufacture, distribution, advertisement, promotion and sale of basketballs, golf balls and leather bound executive accessories as described below and to obtain advice and consultation in connection with the manufacture, distribution and ultimate retail sale of such merchandise;

   THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties
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                                      -2-

hereto agree as follows:

1.  DEFINITIONS:

    For the purposes hereof:

    (a) "Licensed Products" mean only the merchandise described in Paragraph 4 hereof.

    (b) "Premium" means anything given free or sold at substantially less than usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials", "sales", or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or for other giveaway or promotional purposes. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, sales force incentives, and distribution of Licensed Products for retail sale through distribution channels offering earned discounts or "bonus" points based upon the extent of the consumers usage of the offeror's product or service.

    (c) "Net Sales" means the dollar amount of the gross sales of all Licensed Products after deducting all standard discounts and allowances and any bona fide credits for returns or defective goods actually made or allowed. "Net Sales" do not include NBA Basketball sales to NBAP, the NBA, any NBA franchise, or any promotions pursuant to this Agreement. In computing Net Sales, no direct or indirect expenses or costs
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                                      -3-

         incurred in manufacturing, selling, distributing or advertising basketballs shall be deducted, nor shall any deduction be made for uncollected accounts.

    (d) "Contract Year" means a twelve (12) month accounting period commencing February 1 and concluding January 31.

    (e) "SPALDING Endorsers" mean the NBA players who are under contract to SPALDING as of the execution hereof (currently Larry Bird, Magic Johnson, Dominique Wilkins, Kevin Johnson and Scottie Pippen), as well as such other NBA players as SPALDING may sign to endorsement contracts from time-to-time during the term of this Agreement.

    (f) "NBA Uniforms" mean such "Official" NBA team uniforms, warm-ups, practicewear or NBA All-Star uniforms issued to SPALDING Endorsers by their respective team or the NBA.

    (g) "Game Photos" mean actual NBA game photographs in which a SPALDING Endorser(s) is the principal subject of the photograph (although other NBA players may be incidentally visible therein).

2.  TERM

    (a) This Agreement shall be for the period commencing on the 1st day of February, 1992, and shall expire on the 31st day of January, 1997, unless sooner terminated in accordance with the provisions hereof.

    (b)  During the period from [*]

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     NBAP agrees to negotiate exclusively with SPALDING as to the terms of an extension or continuation of this Agreement. In the event that SPALDING and NBAP are unable to agree to any extension or continuation of this Agreement prior to [*] NBAP shall promptly notify SPALDING in writing of the terms and conditions under which it is then willing to enter into an extension or continuation with SPALDING.
     SPALDING shall have a period of twenty (20) business days after its receipt of this offer to accept it. If SPALDING does not accept the offer, NBAP shall be free to enter into an agreement with any third party with respect to the rights granted herein effective upon the expiration of this Agreement, but only if such third party agreement is on terms and conditions equal to or more favorable to NBAP than those contained in NBAP's offer to SPALDING. If NBAP wishes to enter into an agreement with a third party on terms less favorable than those contained in NBAP's offer to SPALDING, then NBAP shall notify SPALDING in writing of the terms and conditions of the proposed third party agreement, and SPALDING shall have ten (10) business days from its receipt of those terms and conditions to notify NBAP that it is willing to enter into an agreement with NBAP on such terms and conditions, in which case NBAP shall enter into said Agreement with SPALDING instead

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                                      -5-

     of the third party. In the absence of such notice from SPALDING, NBAP shall be free to enter into the third party agreement. The provisions of this paragraph shall expire upon the expiration of this Agreement.

3. TERRITORY

   The rights granted under this license shall be exercisable worldwide.

4. GRANT OF LICENSE

 (a) Grant: (1) NBAP hereby grants to SPALDING the exclusive license (subject to Paragraph 10 below), during the term and in the territory hereof, to use the Licensed Marks in connection with the manufacture, endorsement, advertisement, distribution, promotion, packaging and sale of the products as specified below:

     (i) The official NBA game basketball made from top quality, full grain leather (the "Official Ball"). The Official Ball shall be identified and described as the NBA "Official Game Ball" and shall bear the facsimile signature of the Commissioner of the NBA ("Designation");

     (ii)   split leather basketballs;

     (iii)  synthetic leather basketballs;

     (iv)   full and youth-size rubber basketballs of varying price points;

     (v)    mini rubber-bladdered toy balls twenty-three

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                                      -6-

            inches (23") or less in circumference ("mini-balls") in two styles -- solid color panels and team color coordinated panels;

     (vi) micro-mini balls nine inches (9") or less in circumference, or other basketballs or simulated basketballs as may be developed by SPALDING from time to time during the term hereof;

     All basketballs upon which any Licensed Mark is actually used shall be collectively referred to as "NBA Basketballs", except with respect to those basketballs which also bear the facsimile signature of SPALDING Endorsers and which shall be referred to as "Autograph Balls". SPALDING basketballs which do not bear any Licensed Marks shall be referred to as "Generic Basketballs".

     (vii) Top-Flite XL golf balls and custom retail grade golf balls ("Golf Balls"); and

     (viii) Basketball grain leather and/or synthetic basketball grain leather binders, business card-file folders, business card holders weekly desk diaries, pad binders, address books, courier portfolios and such other common executive accessories as SPALDING and NBAP may agree to ("Executive Accessories").

     (2) In addition to the Licensed Marks, NBAP grants to SPALDING the right to depict SPALDING Endorsers in

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                                      -7-

     their NBA Uniforms, and to use Game Photos, solely in the packaging, advertisement, promotion and sale of NBA Basketballs. SPALDING acknowledges and agrees that nothing in the foregoing shall be construed as granting to SPALDING any right to use the likeness and/or name of any NBA player (except to the extent visible in Game Photos) and that all such rights must be secured by SPALDING directly from such players.

 (b) Limitations on License: No license is granted hereunder for the use of the Licensed Marks for any purpose other than upon the Licensed Products and in the advertisement and promotion thereof. SPALDING acknowledges that the Licensed Products may not be used as a Premium (excluding Generic Basketballs) except with the prior written approval of NBAP and pursuant to SPALDING's execution of a separate Premium agreement with NBAP in each instances. Nothing in this Agreement, however, shall prohibit SPALDING from marketing the Licensed Products using creative techniques which include but are not limited to periodic "specials", "sales", or volume discount prices, as the market may require, so long as all receipts are accounted for in Net Sales.

 (c) Designs of Licensed Products: All designs of the Licensed Products including any packages, containers or tags, shall be used solely in furtherance of this Agreement, and such designs shall not be used in any

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                                      -8-

     other respect by SPALDING nor shall SPALDING permit any third party to use such designs.

5. BALL DESIGNATION & SPECIFICATIONS.

 (a) On or before the commencement date of this Agreement, NBAP will establish and declare the Official Ball as the exclusive Official NBA Basketball. So long as SPALDING is in compliance with its obligations under this Agreement, no other basketball or basketballs will be permitted to be used in any games or official team activities conducted under the schedule or auspices of the NBA during the term of this Agreement.

 (b) NBAP will cause the NBA to adopt and use exclusively the Official Balls manufactured by SPALDING in all games scheduled and played under the auspices of the NBA.

 (c) All Official Balls shall be of standard manufacture, selected of the best available materials, best workmanship and at all times be of such weight, size and rebound, and other physical characteristics of construction, as shall be reasonably specified by the Commissioner of the NBA. Such characteristics shall not be changed without SPALDING receiving at least one hundred eighty (180) days advance written notice specifying the new applicable characteristics. The Official Balls shall, unless changes are properly approved by the Commissioner of the NBA, be of the same or better construction, composition and quality as



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                                      -9-

     those used by the NBA during the 1991-92 season. Unless requested in writing by NBAP, only the Official Ball shall be stamped by SPALDING with the Designation.

 (d) Each NBA Season during the term hereof, SPALDING shall deliver to each NBA team on or before September 30 (or at such other time(s) as may be designated by NBAP), at no cost and freight free, [*] Balls stamped with the appropriate team's name on the panel in the manner executed on team balls used during the 1991-92 NBA Season. NBAP or any of the NBA teams may purchase additional Official Balls from SPALDING at SPALDING's then-lowest wholesale price plus a reasonable administration fee. At the commencement of each Contract Year, SPALDING shall furnish NBAP with a price list which shall be applicable for all purchases made hereunder during the Contract Year for which such list is furnished.

 (e) With respect to Autograph Balls, to the extent such balls are stamped with any Licensed Mark, the size and placement of such Marks shall be suboridinate to that of the Autograph, and the relative size of the Mark shall be substantially similar in proportion to the Autograph to Mark proportions currently employed on Autograph Balls.

6. RATE AND TERMS OF PAYMENT.

 (a) Rates: During the term of this Agreement and any per-

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                                      -10-

     iod of disposal allowed hereunder, SPALDING shall pay NBAP an amount equal to:

     (i) [*] of the Net Sales of NBA Basketballs (except as specified in subparagraph (a)(ii) below);

     (ii)   [*] of the Net Sales of Autograph Balls;

     (iii)  [*] of the Net Sales of all Generic Basketballs
            (except as specified in subparagraph (a)(vi) below);

     (iv)   [*] of the Net Sales of all NBA-identified Golf
            Balls and NBA-identified Executive Accessories used as a Premium;

     (v)    [*] of the Net Sales of all Autograph Balls used as a Premium;

     (vi)   [*] of the Net Sales of all Generic Basketballs used as a Premium;

     (vii)  [*] of the Net Sales of all NBA-identified Golf Balls;

     (viii) [*] of the Net Sales of all NBA-identified Executive Accessories;
            and

     (ix) [*] of the Net Sales of all non-NBA-identified executive accessories.

 (b) Minimum Guaranteed Payment: SPALDING guarantees that its minimum royalty payments to NBAP under Paragraph 4(a) for each Contract Year shall not be less than

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                                      -11-

      the amounts set opposite each such period.

      CONTRACT YEAR                                   MINIMUM PAYMENT

      1st: Feb. 1, 1992 - Jan. 31, 1993                     [*]
      2nd: Feb. 1, 1993 - Jan. 31, 1994                     [*]
      3rd: Feb. 1, 1994 - Jan. 31, 1995                     [*]
      4th: Feb. 1, 1995 - Jan. 31, 1996                     [*]
      5th: Feb. 1, 1996 - Jan. 31, 1997                     [*]

      In addition, SPALDING agrees that if in any Contract Year its NBA Basketball business drops below [*] of its total basketball business, it will pay NBAP a [*] (i.e., NBA Basketball plus Generic Basketballs) and its NBA Basketball business.

 (c) Statement and Payments: (1) Quarterly - By the 25th day after the end of each quarter, SPALDING shall furnish, on forms to be provided by NBAP, full and accurate statements showing all information relating to Net Sales for the preceding quarter and simultaneously with the submission of such statement shall make all royalty payments thereon. Such quarterly statements shall be furnished whether or not they reflect any Net Sales. (2) Annual Certification - Within sixty (60) days following the last day of each year during the term of this Agreement, SPALDING shall forward to NBAP a statement certified by an official of SPALDING detailing all sales of SPALDING basketballs for the preceding year. This statement

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                                      -12-

      shall specify U.S. and non-U.S. sales on a country-by-country basis.

 (d) No Cross Collateralization: Royalty payments as provided under Paragraph 6(b) shall only be applied against the Minimum Guaranty for the Contract Year in which the royalty payment accrued, i.e., any shortfall in a given Contract Year or payment in excess of the minimum guaranteed payment may not be off-set or credited against royalty payments for any other Contract Year.

7.   ADVERTISING AND PROMOTION.

     In addition to all other amounts payable to NBAP hereunder SPALDING shall

 (a) Pay NBAP an amount equal to [*] of Net Sales on all NBA Basketballs, which amount shall be payable quarterly together with royalties payable during that quarter and shall be expended by NBAP for advertising or promotion activities in addition to those set forth below.

 (b) Domestic. For each Contract Year, [*] (which NBAP will control exclusively, but reasonably) for domestic advertising and promotional purposes. The funds shall be used for such expenditures as summer camps and leagues, point-of-purchase merchandising units, cooperative advertising (Hoop Magazine, NBA Annual Schedules and Basketball Annual), All-Star Weekend and League

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                                      -13-

      Meeting parties and other appropriate social events, direct mail TV campaign for NBA licensed products, etc. The specific allocation of such funds, as well as the funds spent for international use under Paragraph 7(c), shall be discussed by NBAP with SPALDING each year at a meeting to be held no later than June 30th, although NBAP will make the final decision on the use of all such funds.

 (c) International. In addition to domestic promotional dollas, SPALDING will spend international promotional dollars (which NBAP will control exclusively, but reasonably) in an amount equal to the sum of [*] In no event will SPALDING spend less than the amounts indicated below for each Contract Year.

                                      [*]

 (d) In addition to the above, each NBA Season during the term hereof, SPALDING shall donate to NBAP such quantity of SPALDING product (e.g., golf and tennis balls) as NBAP may reasonably request for use, or as prizes awarded, in connection with tournaments staged by NBAP (and sponsored by SPALDING) from time-to-time as part of NBA special events such as the golf and tennis tournaments held during League Meetings, Finals Celebration, etc. SPALDING acknowledges that the extent of annual merchandise support will be mutually determined by NBAP and SPALDING, but in no event will it be less than the levels established for the 1991-92 NBA Season i.e., approximately [*] to [*]).

 (e) Each NBA Season, participate in NBAP's annual catalogs and shall send necessary material for its advertisement therein, which shall be at least one full page, and shall pay, as invoiced, for such advertisement at the rate of [*] per page, which rate shall be subject to a twenty percent (20%) increase per Contract Year without notice.

8.   MERCHANDISE SUPPORT, CREDIT.

 (a) Each Contract Year, SPALDING will provide reasonable merchandise, and merchandise support, as mutually determined by NBAP and SPALDING but in no event less than the levels established for the 1991-92 NBA Season. More specifically, SPALDING will grant a credit to NBAP toward the purchase of NBA Basketballs for use in promotions supporting the NBA teams at the actual cost as of the commencement of this Agreement, in an amount sufficient to ensure that the same num-

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                                         -15-


      ber of basketballs can be purchased in each year under this Agreement, and it is agreed that the first year's credit shall be [*] The price of such basketballs shall be manufacturer's cost and shall not include a royalty.

 (b) For each season during the term hereof, SPALDING will, at its sole expense, furnish to each team a reasonable number of ball carts and maintain same in working order.

 (c) For each season during the term hereof, including 1992-93, NBAP shall establish an NBA merchandising credit account on behalf of SPALDING in the amount of [*], to be used by SPALDING during the term of this Agreement for merchandising support (e.g., game tickets, products from the then current NBAP direct mail catalog, and pre-game parties). Recognizing the probability of price increases for game tickets, the parties will meet annually to agree upon the amount of merchandising credit under this Paragraph 8, using their best, good-faith efforts to arrive at equitable increases to assure the ability to purchase a similar number of game tickets under this Paragraph 8.

9.   ALL-STAR PACKAGES

     NBAP shall provide SPALDING with [*] complimentary tickets for each All-Star Weekend competition, as well as invitations to all major, public, NBAP-controlled



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                                         -16-

     social functions ("All-Star Packages"), held during the term hereof. In addition to the foregoing, NBAP shall also provide SPALDING with an additional [*] All-Star Packages for use by SPALDING's International Operations.

10.  NON-RESTRICTIVE GRANT.

 (a) Nothing in this Agreement shall be construed to prevent NBAP from granting any other licenses and rights to other firms, companies, entities, groups or individuals. Notwithstanding the foregoing, provided this Agreement has not been terminated, NBAP agrees that it will not grant to any third party any licenses for the use of the Licensed Marks within the Territory in connection with the manufacture or sale of inflatable basketballs and golf balls.

 (b) SPALDING acknowledges that NBAP shall not in any way be restricted from licensing the use of the Licensed Marks in connection with Executive Accessories other than basketball grained accessories as described in Paragraph 4(a)(viii) and that such licenses shall not be deemed a violation or breach of this Agreement. By way of example, NBAP may license manufacturers such as "Coach" or "Pendi" to do smooth leather or suede executive accessories.

11.  GOODWILL.

     SPALDING recognizes the great value of the goodwill associated with the Licensed Marks and acknowledges that the


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                                         -17-


     goodwill attached thereto belongs to NBAP, the NBA and its Member Teams, and that such Licensed Marks have secondary meanings in the minds of the public. SPALDING shall not, during the term of this Agreement or thereafter, attack the property rights of the Member Teams, whether severally owned or held in association as the NBA, or the property rights of NBAP, in and to the Licensed Marks, or attack the validity, legality or enforceability of this Agreement.

12.  PROTECTION OF RIGHTS.

     SPALDING shall assist in the protection of the several and joint rights of the Member Teams of the NBA and NBAP in and to the Licensed Marks, and any copyright, trademark or service mark procured by SPALDING with respect in and to the Licensed Marks, and any copyrights, trademark or service mark procured by SPALDING with respect thereto shall be procured for the benefit of and in NBAP's name, but at SPALDING'S expense, and any copyright, trademark or service mark affecting the Licensed Marks already procured or applied for will be assigned to NBAP. In every instance wherein the logo of the NBA or of its Member Teams is used, SPALDING shall cause to appear on or within each Licensed Product sold under this license, by means of a tag, label, imprint or other appropriate device, the encircled "R" or "TM" notice or such other copyright, trademark or service mark notices as NBAP may from time to time designate. In addition, the following


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                                         -18-

     general notice must be included on a label, the packaging material or on a separate slip of paper packed with or attached to the Licensed
     Product:

          "The individual NBA Member Team Marks reproduced on this product are trademarks which are the exclusive property of the respective Teams and may not be used without the written consent of NBA Properties, Inc."

     SPALDING further agrees that all Licensed Products shall bear the NBA "Official Licensed Product" logo on either the article or its packaging in such place, and in such prominence as NBAP may designate from time to time.

13.  INDEMNIFICATIONS.

 (a) SPALDING hereby agrees to be solely responsible for, defend, hold harmless and indemnify the NBA, its Member Teams, NBAP and their respective directors, governors, officers, employees and agents from and against any claims, demands, causes of action or damages (including attorneys' fees) arising out of: (i) the acts or omissions of SPALDING, other than as a result of claims of infringement in or to the Licensed Marks; or (ii) breach of this Agreement by SPALDING, provided SPALDING is given immediate written notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action.
      In any instance to which the foregoing indemnities pertain, SPALDING shall keep NBAP fully advised of all developments and shall not enter into a settlement of such action or claim without NBAP's prior written approval. SPALDING will obtain and maintain product liability insurance, which policy shall be written for the benefit of SPALDING, the NBA, its Member Teams, NBAP and their respective directors, governors, officers, shareholders, employees and agents, against any claims, demands or causes of action or damages (including attorneys' fees) arising out of any alleged defects in such articles, or any use thereof, in an amount and providing coverage satisfactory to NBAP. Such insurance policy shall provide that it may not be canceled without at least ten (10) days written notice to NBAP. SPALDING shall deliver to NBAP promptly upon issuance of same, a full and complete copy of such insurance policy and of all renewals thereof.

 (b) NBAP hereby agrees to be solely responsible for, defend, hold harmless and indemnify SPALDING, its directors, officers, employees and agents from and against any claims, demands, causes of action or damages (including attorneys' fees) arising out of: (i) a claim that the use of the Licensed Marks as authorized in this Agreement violates or infringes upon the alleged trademark, copyright or other rights of a third party in or to the Licensed Marks; (ii) the acts or omissions of NBAP; or (iii) the breach of this Agreement by NBAP, provided NBAP is given im-mediate written notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action. In any instance to which the foregoing indemnities pertain, SPALDING shall cooperate fully with NBAP in all respects in connection with any such defense.

14. QUALITY OF MERCHANDISE, SAMPLES.

    The Licensed Products shall be of high standards of style, quality and appearance. In order to assure NBAP that it is complying with such standards, SPALDING shall, before selling or distributing any Licensed Product, furnish to NBAP, at no charge, for its inspection and permanent use two (2) samples of the Licensed Product, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). SPALDING shall provide to NBAP, at no charge, such additional samples as may be reasonably required by NBAP (e.g., for use in NBAP's sales calls, display room, television commercials, catalogs, mailers, trade shows) to promote the sale of NBA Official Licensed Products. The Licensed Products, including the other materials listed above, shall be approved in writing by NBAP (which approval NBAP shall have the right to withhold in its discretion) before SPALDING shall sell, distribute, advertise or use the same. In the event of SPALDING's unapproved distribution of any product (or materials) bearing the Licensed Marks NBAP shall have the right to immediately revoke SPALDING's rights with respect to any product(s) licensed under this Agreement and that such right of revocation shall be without prejudice to any other rights NBAP may have under this Agreement. Any article submitted and not disapproved within thirty (30) days after receipt shall be deemed as having been approved. After samples of the Licensed Products have been approved pursuant to this paragraph, SPALDING shall not depart therefrom in any significant respect without prior written consent by NBAP. In the event the quality, appearance or style of any Licensed Product ceases to be acceptable to NBAP, or in the event there is an occurrence or factor connected with any such Licensed Product or SPALDING which, in the opinion of NBAP, reflects unfavorably upon the professional, business or personal reputation of the NBA, its Member Teams or NBAP, NBAP shall have the right in the reasonable exercise of its sole discretion, to withdraw its approval of such Licensed Product. Thereupon, SPALDING shall cease the use of the Licensed Marks in the sale, distribution, advertising or use of such Licensed Product immediately upon notice from NBAP, and within sixty (60) days thereafter shall pay all amounts due NBAP pursuant to Paragraph
    6(a). If there are other Licensed Products under this Agreement not covered or affected by the foregoing two (2) sentences of this paragraph, this Agreement shall remain in full force and effect as to those other Licensed Prod-ucts.

15. PROMOTIONAL MATERIALS.

    SPALDING shall not use the Licensed Marks or any reproduction thereof in any advertising, promotion or display material or in any other matter whatsoever without prior written approval from NBAP and shall, whenever possible, use and conform to package designs, hangtag and labels suggested by NBAP. Under no circumstances shall "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All copy and material using or tying in with Licensed Marks shall be submitted for approval well in advance of production and allowing adequate time (not less than ten (10) working days) for NBAP to approve, comment upon or express disapproval thereof in its sole discretion and for any required changes to be made.

16. DISTRIBUTION, COMPLIANCES.

 (a) SPALDING shall exercise its best efforts to manufacture, distribute and sell, within and throughout the territory hereof, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. Use of distributors for distribution of the Licensed Products shall only be pursuant to written agreement (in a form and providing safeguards satisfactory to NBAP).
     A copy of each such agreement must be furnished to

     NBAP. SPALDING shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout such territory and as a minimum requirement shall use its best efforts to sell the Licensed Products through at least one (1) major retail outlet for such Licensed Product in each of the markets in which there is an NBA Member Team, and to supply said retail outlet with all types, sizes and colors of Licensed Products during the final third of each calendar year for the term of this contract. In the event NBAP advises SPALDING that a special promotional effort is to take place in an individual store or chain, SPALDING shall use its best efforts to sell the Licensed Product to said store or chain. SPALDING further agrees to give the Licensed Products wide distribution and will not sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating warrants such sale.

 (b) SPALDING and NBAP shall at all times conduct all aspects of their business in compliance with all applicable laws, government rules and regulations (including, without limitation, those of the Federal Trade Commission and the U.S. Consumer Product Safety Commission), court and administrative decrees.

17. RECORDS, AUDITS.

    SPALDING shall keep accurate books of account and records covering all transactions relating to the license herein granted. NBAP and its authorized representatives shall have the right at all reasonable hours of the day, on reasonable prior notice, to examine and audit such books of account and records and all other documents and material in SPALDINGS's possession or under its control with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom and copies thereof. Should an audit by NBAP disclose a deficiency of more than three percent (3%) between the amount found to be due NBAP and the amount
    SPALDING actually paid or reported, the cost of the audit will be paid by SPALDING along with the amount of the deficiency together with interest thereon at the then current prime rate (as published in the Wall Street Journal) from the date such amount became due until the date of the payment. All such books of account and records shall be kept available for at least two (2) years after the termination of this Agreement, or three (3) years after the end of the fiscal year to which they relate, whichever is earlier. SPALDING further agrees, in order to facilitate inspection of its books and records with respect to amounts due, that it will designate a symbol or number which will be used exclusively in connection

                                      -25

    with Licensed Products on which royalty payments are payable under this Agreement and with no other products which SPALDING may manufacture, sell or distribute, and that duplicates of all billings to customers with respect to Licensed Products shall be kept for inspection as herein provided.

18. TERMINATION BY NBAP.

    Without prejudice to any other rights, NBAP shall have the right to terminate this Agreement at any time if:

 (a) SPALDING shall fail to make any payment due hereunder or to deliver any of the statements herein referred to, and if such default shall continue for a period of ten (10) days after receipt of written notice of such default is sent by certified or registered mail.

 (b) SPALDING shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or shall file or have filed against it any petition under the United States Bankruptcy Code (which petition is not dismissed within thirty (30) days of its filing), or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of a state.

 (c) SPALDING shall fail to perform or shall be in breach of any other terms or condition of this Agreement and if such breach shall continue for a period of thirty


                                      -26

     (30) days after written notice of such breach is sent by NBAP.

19. TERMINATION BY SPALDING.

    Without prejudice to any other rights, SPALDING shall have the right to terminate this Agreement at any time if:

 (a) NBAP shall fail to perform or shall be in breach of any other term or condition of this Agreement and if such breach shall continue for a period of thirty (30) days after written notice of such breach is sent by SPALDING.

 (b) NBAP shall file or have filed against it any petition under the United States Bankruptcy Code (which petition is not dismissed within thirty (30) days of its filing), or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of a state.

 (c) Either NBAP or the NBA is dissolved.

20. DISPOSAL OF STOCK.

    After expiration or termination of this Agreement, SPALDING shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in any articles which use the Licensed Marks except as hereinafter provided. Upon expiration of this Agreement (but not upon termination under Paragraphs 14 or 18 hereof),

    SPALDING may dispose of Licensed Products which are on hand or in process at the time of such expiration, but only in the normal course of business and at regular selling prices for a period of one hundred eighty
    (180) days thereafter, provided all payments then due are first made to NBAP and statements and payments with respect to that one hundred eighty
    (180) day period are thereafter made in accordance with Paragraph 6 hereof. NBAP shall have the option to conduct physical inventories before termination and continuing until the end of the 180-day sell-off period in order to ascertain or verify such inventory and/or statement. In the event SPALDING refuses to permit such physical inventory, SPALDING shall forfeit its right hereunder to dispose of its inventory.

21. FINAL STATEMENT.

    Sixty (60) days before the expiration of this Agreement and ten (10) days after any termination under Paragraphs 14 and 18, SPALDING will furnish to NBAP a statement showing the number and description of Licensed Products on hand or in process.

22. EFFECT OF EXPIRATION OR TERMINATION.

    After expiration or termination of this Agreement for whatever reason, SPALDING will refrain from further use of the Licensed Marks, except as provided in Paragraph 20. In the event of termination of this Agreement pursuant to Paragraph 18, all amounts due in payment of the minimum guaranteed payment referred to in Paragraph 6(b) for the balance of the Contract Year shall immediately, without notice or demand, become due and payable, and without prejudice to any other rights NBAP may have.

23. EQUITABLE RELIEF.

    SPALDING acknowledges that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which would be sustained by the unauthorized use thereof. SPALDING recognizes that irreparable injury would be caused by unauthorized use of the Licensed Marks and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this Agreement, without the necessity of proving special damages or posting a bond.

24. NOTICES.

    All notices and statements to be given and all payments to be made hereunder, shall be given or made at the respective addresses of the parties as set forth below unless notification of a change of address is given in writing:

    Mr. Rick Welts            Attn: Vice President/
    President                 General Manager
    NBA Properties, Inc.      Leisure Products Group
    645 Fifth Avenue          Spalding Sports Worldwide
    New York, NY 10022        425 Meadow Street
                              Chicopee, Massachusetts 01021

    Any notice of default or breach shall be sent by registered or certified mail, return receipt requested and shall be deemed to have been given three (3) days after it is mailed appropriately addressed and posted.

25. NO JOINT VENTURE.

    Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers and SPALDING shall have no power to obligate or bind NBAP to a third party in any manner whatsoever.

26. USE OF PLAYERS.

    This Agreement does not grant to SPALDING any rights with respect to the use of the names and likenesses of NBA players (except as to Game Photos approved for use by NBAP). SPALDING further acknowledges and agrees that it shall not use the name and likeness of any player in such manner as to constitute an endorsement of any Licensed Product unless SPALDING shall have first obtained the express written consent of the subject player.

27. WARRANTIES.

    Each party represents and warrants that it has the right and authority to enter into this Agreement and to grant the rights and render the performances hereunder.

28. NO WAIVER.

    No failure on the part of either party to exercise any right under this Agreement shall operate as a waiver thereof; nor shall either party's single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights.

29. ARBITRATION OF CERTAIN MATTERS.

    Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then obtaining of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including, for example, any claim by NBAP that SPALDING is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach hereof) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Products or advertising, promotion or display material shall be final and binding on SPALDING and shall not be subject to review in any proceeding.

30. GOVERNING LAW, JURISDICTION.

    This Agreement shall be construed in accordance with the laws of the State of New York. Any claim arising hereunder (except as set forth in Paragraph 29 above) shall be prosecuted in a court of competent jurisdiction located within the City of New York and SPALDING consents to the jurisdiction of such court and to the service of process by mail.

31. ASSIGNMENT, MODIFICATION.

    This Agreement and any rights herein granted are personal to SPALDING and shall not be assigned, sub-contracted, sublicensed or encumbered, directly or indirectly, by law or by contract, without the prior written consent of NBAP. Any transfer of a controlling interest in SPALDING shall be deemed an assignment prohibited by the preceding sentence. None of the provisions of this Agreement can be waived or modified except expressly in writing signed by both parties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein.

32. SEVERABILITY.

    In the event any provision of this Agreement is found to be void or unenforceable, the remaining provisions shall continue in full force and effect, and the void or unenforceable provision shall be deemed by the parties as replaced in such form and substance as shall be legally valid and as shall accomplish as near as possible the purpose and intent of the invalid provision.

33. INTEGRATION.

    This Agreement constitutes the entire agreement and understanding between the parties hereto and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter hereof between SPALDING and the NBA, any Member Team thereof or NBAP. This Agreement shall not be binding on NBAP until signed on its behalf by its president or an officer of NBAP designated by him to sign same.

    IN WITNESS WHEREOF, the parties have executed this Agree-ment the day and year first written above.

    SPALDING & EVENFLO COMPANIES, INC.      NBA PROPERTIES, INC.

    By: /s/ D. J. BYRNES                    By: /s/ RICK WELTS
       -------------------------------         ------------------------------
       D. J. Byrnes,                           Rick Welts
       President                               President

    By: /s/ GEORGE A. DICKERMAN
       -------------------------------
       George A. Dickerman,
       President/SPALDING Sports Worldwide Division

    By: /s/ JACK E. LACEY
       -------------------------------
       Jack E. Lacey
       Vice President & General Manager
       Leisure Products Group

    By: /s/ SCOTT H. CREELMAN
       -------------------------------
       Scott H. Creelman
       Vice President - International Operations